VERSA CARD, INC. OPENS FIRST TREATMENT
CENTER FOR SPINE PAIN MANAGEMENT, INC.

HOUSTON, August 26, 2009 (NEWSWIRE) – Versa Card, Inc. (OTC.BB; IGLB), doing business as “Spine Pain Management, Inc.” (the “Company”), has entered into a Medical Services Agreement with Northshore Orthopedics, Assoc. (“NSO”) to open its first spine injury treatment center in Houston, Texas.  Under the direction and ownership of Dr. William Donovan, NSO, an independent contractor, will provide medical diagnostic services for evaluation and treatment of patients with spine injuries.  A Fellowship Trained Pain M. D. is working with NSO to provide these specialized diagnostic procedures.  Medical billing and collection for patients will be administered through a new division of the Company

Dr. Donovan, the Chief Executive Officer of the Company, stated “I am pleased that Versa Card, Inc. has developed a management program to assist patients with spine injuries.  By working with orthopedic surgeons and spine surgeons, the development of these new ancillary medical services will benefit the surgeons and patients by streamlining a currently complex set of procedures.  Versa Card has developed a win-win situation for patients and surgeons to provide these necessary and appropriate tests. By utilizing an outpatient medical environment, the total cost for these services will be reduced dramatically for the patient’s benefit.”

About Versa Card, Inc., d/b/a Spine Pain Management, Inc.

The Company is a development stage company in the business of delivering turnkey solutions to spine surgeons and orthopedic surgeons for necessary and appropriate treatment for musculo-skeletal spine injuries resulting from automobile and work-related accidents.  A goal of the Company is to become a leader in providing care management services to spine surgeons and orthopedic surgeons to facilitate proper treatment of their injured clients.  By providing early treatment, the Company believes that health conditions can be prevented from escalating and injured victims can be quickly placed on the road to recovery.  The Company believes its patient advocacy will be rewarding to patients who obtain needed relief from painful conditions.  The Company is in the process of establishing a care management program that advocates for the injured victims by moving treatment forward to conclusion without the delay and hindrance of the legal process.

Forward-Looking Statements:  This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the “SEC”).  All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which the Company has little or no control.  The company does not intend (and is not obligated) to update publicly any forward-looking statements.  The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.

CONTACT:	Versa Card, Inc.
William F. Donovan, M. D.
(713) 453-8551